Legg Mason Partners Income Trust:
Legg Mason Partners Inflation
Management Fund
Legg Mason Partners Short Duration
Municipal Income Fund



On or about May 30, 2006, John
Halebian, a purported shareholder of
Citi New York Tax Free Reserves, a
series of Legg Mason Partners Money
Market Trust, formally a series of
CitiFunds Trust III (the Subject Trust), filed a complaint in the United States
District Court for the Southern District of New York against the independent trustees of the Subject Trust (Elliott J.
Berv, Donald M. Carlton, A. Benton
Cocanougher, Mark T.
Finn, Stephen Randolph Gross, Diana R.
Harrington, Susan B. Kerley, Alan G.
Merten and R. Richardson Pettit).

The Subject Trust is also named in the
complaint as a nominal defendant.

The complaint alleges both derivative
claims on behalf of the Subject Trust
and class claims on behalf of a putative class of shareholders of the Subject
Trust in connection with the 2005 sale
of Citigroups asset management
business to Legg Mason and the related
approval of new investment advisory
agreements by the trustees and
shareholders. In the derivative claim, the plaintiff alleges, among other things, that the independent trustees breached their fiduciary duty to the Subject Trust and its shareholders by failing to negotiate lower fees or seek competing bids from other qualified investment advisers in connection with
Citigroups sale to Legg Mason. In the
claims brought on behalf of the putative class of shareholders, the plaintiff alleges that the independent trustees violated the proxy solicitation requirements of the 1940 Act, and breached their fiduciary duty to shareholders, by virtue of the voting procedures, including echo voting, used to obtain approval of the new investment advisory agreements and statements made in a proxy statement regarding those voting procedures. The plaintiff alleges that the proxy statement was misleading because it failed to disclose that the voting procedures violated the 1940 Act. The relief sought includes an award of damages, rescission of the advisory agreement, and an award of costs and attorney fees.

In advance of filing the complaint, Mr.
Halebians lawyers made written demand
for relief on the Board of the Subject
Trust, and the Boards independent
trustees formed a demand review
committee to investigate the matters
raised in the demand, and subsequently
in the complaint, and recommend a
course of action to the Board. The
committee, after a thorough review, has
determined that the independent trustees did not breach their fiduciary duties as alleged by Mr. Halebian, and that the action demanded by Mr. Halebian would not be in the best interests of the Subject Trust. The Board of the Subject
Trust (the trustee who is an interested
person of the Subject Trust, within the
meaning of the 1940 Act, having
recused himself from the matter), after
receiving and considering the
committees report and based upon the
findings of the committee, subsequently
also has so determined and, adopting the recommendation of the committee, has directed counsel to move to dismiss Mr.
Halebians complaint. A motion to
dismiss was filed on October 23, 2006.
Opposition papers were filed on or
about December 7, 2006. The complaint
was dismissed on July 31, 2007. Mr.
Halebian has filed a notice of appeal.

Section 19(a) Disclosure

As previously disclosed, on September
16, 2005, the staff of the SEC informed
SBFM and Salomon Brothers Asset
Management Inc (SBAM) that the staff
was considering recommending
administrative proceedings against
SBFM and SBAM for alleged violations
of Section 19(a) and 34(b) of the
Investment Company Act (and related
Rule 19a-1).  On September 27, 2007,
SBFM and SBAM, without admitting or
denying any findings therein, consented
to the entry of an order by the Securities and Exchange Commission relating to the disclosure by certain other funds that are closed-end funds of the sources of distributions paid by the funds between 2001 and 2004. Each of SBFM and
SBAM agreed to pay a fine of $450,000,
for which it was indemnified by
Citigroup, Inc., its former parent. It is not expected that this matter will adversely impact the funds or their current investment adviser.